Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
                                                  3006 Highland Drive, Suite 206
April 13, 2004                                        Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


       FX Energy Completes Equity Offering and Provides Operations Update

Salt Lake City, April 13, 2004 - FX Energy, Inc. (Nasdaq: FXEN) announced it sold 2.15 million shares of common stock to institutional investors in Europe for gross proceeds of $15.5 million and net proceeds of approximately $14.5 million. (No warrants were included with the common stock or in the placement agents' compensation.) Timing of the offering was set with a view to the upcoming 2005 work program and budget meetings with the Polish Oil and Gas Company (POGC), FX Energy's partner in the Fences I and Fences II project areas.

"This financing assures that we have funds to maintain the momentum of two rigs drilling full time through 2005 and should be sufficient with cash on hand to fund the drilling of approximately 10 new exploration prospects and cover development costs of Zaniemysl field" said David Pierce, president of FX Energy.

Richard Hardman, director and chairman of the technical advisory panel said, "The level of drilling activity proposed for 2004 and 2005 should allow us to achieve a statistical success ratio that begins to approach the high levels of success achieved in exploring the Rotliegendes sandstone in the Southern North Sea over the past ten years using modern seismic processing and interpretation technology. In addition, cash flow from the Zaniemysl discovery and any other discoveries completed during 2004 should commence in late 2005."

"Up to now we have not required as much advance coordination with POGC because we were paying all the costs in Fences I and II. The Sroda and Rusocin wells will complete our earning requirements in both areas, so we have to meet the budget cycle of our partner if we wish to propose drilling new wells. POGC is now preparing its budget for 2005 and it is critical for FX to have funds in place now to credibly propose an active work program for 2005 that will maintain the momentum of the 2004 exploration program that was made possible by last year's fund raising. In addition, given the likelihood that POGC will be privatized during 2004, a stronger balance sheet may permit FX Energy to take advantage of any new opportunities which may arise," Mr. Pierce continued.

FX Energy elected to limit the offering to European investors in order to continue building a shareholder base with a clear appreciation of the potential of Poland. "When we completed the private placement with European investors in December 2003, funding part of our 2004 exploration program, we believed that would stimulate additional interest from European investors. This turned out to be correct. Our expectation is that getting the FX story to more institutional investors in connection with this offering will lead to a continued expansion of our shareholder base in Europe," Mr. Pierce continued.

FX Energy also reported that the operating committee comprised of representatives of FX Energy and POGC have initiated the drilling contract tender for the Sroda and Rusocin wells in compliance with Polish regulations adopted in anticipation of European Union accession which takes place in May. Upon completion of the tender process a drilling contract will be signed and drilling operations will begin for both wells in the third quarter. The Company expects to drill four exploratory wells in 2004 and six more in 2005.

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FX Energy holds interests in five project areas in Poland:

o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5% and CalEnergy holds 24.5%. POGC holds 51%.

o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

o The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%. FX will drop the Pomerania project area this year.
                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports.